Exhibit 107
Calculation of Filing Fee Tables
Form
S-8
(Form Type)
Capital One Financial Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Rules 457(c) and 457(h)	18,183,127	$195.61	$3,556,801,472.47	0.00015310	$544,546.31
Total Offering Amounts					$3,556,801,472.47		$544,546.31
Total Fee Offsets
Net Fee Due							$544,546.31

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional shares of common stock, par value $0.01 per share (“Common Stock”), of Capital One Financial Corporation, a Delaware corporation (the “Registrant”), which may become issuable by reason of any stock dividend, stock split, recapitalization, or other similar transaction that results in an increase in the number of outstanding shares of Common Stock.

(2)
Represents (i) the aggregate number of shares of Common Stock issuable upon the vesting or settlement, as applicable, of certain equity awards granted under the Discover Financial Services Amended and Restated 2014 Omnibus Incentive Plan, the Discover Financial Services 2023 Omnibus Incentive Plan and the Discover Financial Services Directors’ Compensation Plan, which equity awards were assumed by the Registrant and converted into equity awards in respect of Common Stock in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of February 19, 2024, by and among the Registrant, Discover Financial Services (“Discover”), and Vega Merger Sub, Inc. (the “Merger Agreement”) and (ii) the aggregate number of shares of Common Stock which may be issuable pursuant to equity awards to be granted after the date hereof to eligible individuals from the share reserve remaining, as of the effective time of the transactions contemplated by the Merger Agreement, under the Discover Financial Services 2023 Omnibus Incentive Plan (as adjusted to reflect the exchange ratio under the Merger Agreement) assumed by the Registrant in connection with the transactions contemplated by the Merger Agreement. This Registration Statement shall also cover the issuance under the Discover 2023 Omnibus Plan of shares in respect of assumed awards that were originally granted under the Discover 2014 Omnibus Plan and are forfeited, cancelled or settled for cash, which shares will become authorized for issuance under the Discover 2023 Omnibus Plan in accordance with its terms.

(3)
Estimated pursuant to Rule 457(c) and (h) under the Securities Act, solely for the purpose of calculating the amount of the registration fee, based upon (x) the average of the high and low prices of the Common Stock, as reported on the New York Stock Exchange on May 15, 2025 ($195.61) (rounded up to the nearest cent) and (y) the total number of shares of Common Stock registered hereunder (18,183,127).